KATY NEWS
FOR IMMEDIATE RELEASE

KATY INDUSTRIES, INC.
REPORTS 2009 FOURTH QUARTER RESULTS

BRIDGETON, MO – March 24, 2010 – Katy Industries, Inc. (OTC BB: KATY) today reported a net loss in the fourth quarter of 2009 of $2.3 million ($0.30 per share), versus a net loss of $3.9 million ($0.49 per share), in the fourth quarter of 2008.  Operating loss was $2.7 million (8.8% of net sales) in the fourth quarter of 2009, compared to $3.9 million (10.6% of net sales) for the same period in 2008.

Financial highlights for the fourth quarter of 2009, as compared to the same period in the prior year, included:

•
Net sales in the fourth quarter of 2009 were $30.8 million, a decrease of $5.8 million, or 15.8%, compared to the same period in 2008.  The decrease resulted from lower volumes across almost all of the business units driven by market softness, as well as the decision to exit certain unprofitable business lines.

•	Gross margin improved to 11.8% in the fourth quarter of 2009 from 8.1% in the fourth quarter of 2008. The increase in gross margin resulted from improved factory productivity and cost controls.

•
Selling, general and administrative expenses were $0.5 million lower in the fourth quarter of 2009 than in the fourth quarter of 2008 due to a $1.3 million decrease in various areas including consulting and professional fees and costs related to our plan to deregister our common stock under the Securities and Exchange Act of 1934, as amended, which was subsequently abandoned, partially offset by a $0.8 million increase in self-insurance and environmental liability accrual adjustments, stock-based compensation and franchise tax expense.

•
During the fourth quarter of 2009, Katy reported severance, restructuring and related charges of $0.1 million resulting from changes in the estimates of future expenses for our non-cancelable lease liability, as well as a $0.1 million impairment charge related to fixed assets at our Gemtex business unit.  During the fourth quarter of 2008, Katy reported net activity from discontinued operations of $1.3 million and a loss on sale or disposal of assets of $0.2 million.

Katy also reported a net loss for the year ended December 31, 2009 of $6.1 million ($0.77 per share), versus a net loss of $16.5 million ($2.07 per share), for the year ended December 31, 2008.  Operating loss was $6.2 million (4.4% of net sales) for the year ended December 31, 2009, compared to $17.5 million (10.4% of net sales) for the same period in 2008.

Financial highlights for the year ended December 31, 2009, as compared to the year ended December 31, 2008, included:

•
Net sales for the year ended December 31, 2009 were $141.2 million, a decrease of $26.6 million, or 15.9%, compared to the same period in 2008.  The decrease resulted from lower volumes across almost all of the business units driven by market softness, as well as the decision to exit certain unprofitable business lines.

•
Gross margin was 14.2% for the year ended December 31, 2009, versus 7.2% for the same period in 2008.  The increase in gross margin resulted from improved factory productivity and cost controls, as well as a favorable year over year variance in the LIFO adjustment of $1.1 million resulting from a decrease in resin costs and lower inventory levels.

•	Selling, general and administrative expenses were $3.0 million lower for the year ended December 31, 2009 than for the same period in 2008 due to the following variances:

•
$0.9 million decrease associated with the transition and hiring of our CEO and forfeiture of stock options by our former CEO in 2008, offset by a $1.3 million increase associated with the transition and hiring of executive level personnel other than our CEO ($0.7 million in 2008 and $2.0 million in 2009);

•	$0.7 million decrease in consulting and professional fees;
•	$0.6 million decrease in commissions as related sales are down;
•	$0.6 million decrease in promotional expenses (catalogs, samples, etc.) and product development;
•	$0.5 million decrease from accelerated depreciation expense on abandoned leasehold improvements in 2008;
•	$0.3 million reduction in costs related to our plan to deregister our common stock under the Securities and Exchange Act of 1934, as amended, which was subsequently abandoned; and
•
$1.2 million decrease in salaries and related incentive accruals, adjustments to self-insurance and environmental liability accruals and bad debt expense, partially offset by a $0.5 million increase in stock-based compensation and franchise tax expense.

•
For the year ended December 31, 2009, Katy reported severance, restructuring and related charges of $0.1 million resulting from changes in the estimates of future expenses for our non-cancelable lease liability, a $0.1 million impairment charge related to fixed assets at our Gemtex business unit, and a loss on sale or disposal of assets of $0.1 million.  For the year ended December 31, 2008, Katy reported income from severance, restructuring and related charges of $0.4 million, which resulted from favorable adjustments to accruals for lease exit costs, as well as net activity from discontinued operations of $2.3 million, which included the recognition of a final working capital adjustment for business units sold in 2007, and a loss on sale or disposal of assets of $1.0 million.

Operations generated $3.1 million of free cash flow during the year ended December 31, 2009 compared to a $12.4 million usage during the year ended December 31, 2008.  The fluctuation was primarily a result of lower net loss and reduced capital spending year over year.  Free cash flow, a non-GAAP financial measure, is discussed further below.

Debt at December 31, 2009 was $15.8 million (54% of total capitalization), versus $17.5 million (48% of total capitalization) at December 31, 2008.

“The fourth quarter performance continued our trend of positive year-over-year earnings comparables despite volume being significantly off due to the economy,” stated David J. Feldman, Katy's President and Chief Executive Officer.  “As our markets begin to stabilize we remain optimistic that we will see continued improvements in our results.”

Non-GAAP Financial Measures
To provide transparency about measures of Katy’s financial performance which management considers most relevant, the Company supplements the reporting of Katy’s consolidated financial information under GAAP with a non-GAAP financial measure, Free Cash Flow.  Free Cash Flow is defined by Katy as cash flow from operating activities less capital expenditures. A reconciliation of this non-GAAP measure to a comparable GAAP measure is provided in the “Statements of Cash Flows” accompanying this press release. This non-GAAP financial measure should be considered in addition to, and not as a substitute or superior to, the other measures of financial performance prepared in accordance with GAAP. Using only the non-GAAP financial measure to analyze the Company’s performance would have material limitations because its calculation is based on the subjective determinations of management regarding the nature and classification of events and circumstances that investors may find material.  Management compensates for these limitations by utilizing both the GAAP and non-GAAP measures reflected below to understand and analyze the results of its business. Katy believes this measure is nonetheless useful to management and investors in measuring cash generated that is available for repayment of debt obligations, investment in growth through acquisitions, new business development and stock repurchases.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended.  Forward-looking statements include all statements of the Company’s plans, beliefs or expectations with respect to future events or developments and often may be identified by such words or phrases as “should”, “intends”, “is subject to”, “expects”, “will”, “continue”, “anticipate”, “estimated”, “projected”, “may”, “we believe”, “future prospects”, or similar expressions.  These forward-looking statements are based on the opinions and beliefs of Katy’s management, as well as assumptions made by, and information currently available to, the Company’s management.  Additionally, the forward-looking statements are based on Katy’s current expectations and projections about future events and trends affecting the financial condition of its business.  The forward-looking statements are subject to risks and uncertainties that may lead to results that differ materially from those expressed in any forward-looking statement made by the Company or on its behalf.  These risks and uncertainties include, without limitation, conditions in the general economy and in the markets served by the Company, including changes in the demand for its products; success of any restructuring or cost control efforts; an increase in interest rates; competitive factors, such as price pressures and the potential emergence of rival technologies; interruptions of suppliers’ operations or other causes affecting availability of component materials or finished goods at reasonable prices; changes in product mix, costs and yields; labor issues at the Company’s facilities or those of its suppliers; legal claims or other regulator actions; and other risks identified from time to time in the Company’s filings with the SEC, including its Report on Form 10-K for the year ended December 31, 2008. Katy undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Katy Industries, Inc. is a diversified corporation focused on the manufacture, import and distribution of commercial cleaning products and consumer home products.

Company contact:
Katy Industries, Inc.
James W. Shaffer
(314) 656-4321

KATY INDUSTRIES, INC. SUMMARY OF OPERATIONS - UNAUDITED
(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008

Net sales	$30,816	$36,613	$141,196	$167,802
Cost of goods sold	27,190	33,653	121,134	155,678
Gross profit	3,626	2,960	20,062	12,124
Selling, general and administrative expenses	6,096	6,574	25,914	28,944
Impairment of long-lived assets	118	-	118	-
Severance, restructuring and related charges	92	50	92	(360)
Loss on sale or disposal of assets	30	233	91	995
Operating loss	(2,710)	(3,897)	(6,153)	(17,455)
Interest expense	(292)	(389)	(1,165)	(1,686)
Other, net	582	433	705	467
Loss from continuing operations before income tax benefit (provision)	(2,420)	(3,853)	(6,613)	(18,674)
Income tax benefit (provision) from continuing operations	74	(1,349)	495	(127)
Loss from continuing operations	(2,346)	(5,202)	(6,118)	(18,801)
Income from operations of discontinued businesses (net of tax)	-	1,322	-	584
Gain on sale of discontinued businesses (net of tax)	-	-	-	1,735
Net loss	$(2,346)	$(3,880)	$(6,118)	$(16,482)

Loss per share of common stock - basic and diluted:

Continuing operations	$(0.30)	$(0.65)	$(0.77)	$(2.36)
Discontinued operations	-	0.16	-	0.29
Net loss	$(0.30)	$(0.49)	$(0.77)	$(2.07)

Weighted average common shares outstanding - basic and diluted	7,951	7,951	7,951	7,951

			December 31,
Other Information:			2009	2008

Working capital, exclusive of deferred tax assets and liabilities and debt
classified as current			$2,290	$8,030
Long-term debt, including current maturities			$15,755	$17,546
Stockholders' equity			$13,319	$19,293
Capital expenditures			$1,948	$7,535

KATY INDUSTRIES, INC. BALANCE SHEETS - UNAUDITED
(In thousands)

Assets	December 31,
Current assets:	2009	2008
Cash	$747	$683
Accounts receivable, net	12,831	13,773
Inventories, net	16,195	19,911
Other current assets	1,144	3,516
Total current assets	30,917	37,883

Other assets:
Goodwill	665	665
Intangibles, net	4,010	4,455
Other	2,830	1,809
Total other assets	7,505	6,929

Property and equipment	101,435	101,715
Less: accumulated depreciation	(73,417)	(69,232)
Property and equipment, net	28,018	32,483

Total assets	$66,440	$77,295

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$10,476	$10,283
Book overdraft	1,285	2,289
Accrued expenses	16,866	17,281
Current maturities of long-term debt	6,899	1,500
Revolving credit agreement	8,856	9,118
Total current liabilities	44,382	40,471

Long-term debt, less current maturities	-	6,928
Other liabilities	8,739	10,603
Total liabilities	53,121	58,002

Stockholders' equity:
Convertible preferred stock	108,256	108,256
Common stock	9,822	9,822
Additional paid-in capital	27,246	27,248
Accumulated other comprehensive loss	(2,053)	(1,742)
Accumulated deficit	(108,515)	(102,397)
Treasury stock	(21,437)	(21,894)
Total stockholders' equity	13,319	19,293

Total liabilities and stockholders' equity	$66,440	$77,295

KATY INDUSTRIES, INC. STATEMENTS OF CASH FLOWS - UNAUDITED
(In thousands)

	Year Ended December 31,
	2009	2008
Cash flows from operating activities:
Net loss	$(6,118)	$(16,482)
Income from discontinued operations	-	(2,319)
Loss from continuing operations	(6,118)	(18,801)
Depreciation and amortization	6,834	8,259
Amortization of debt issuance costs	382	382
Impairment of long-lived assets	118	-
Stock-based compensation	560	(186)
Loss on sale or disposal of assets	91	995
Gain on litigation settlement	-	(723)
Deferred income taxes	-	48
	1,867	(10,026)
Changes in operating assets and liabilities:
Accounts receivable	1,080	4,061
Inventories	3,792	5,738
Other assets	1,152	(1,095)
Accounts payable	78	53
Accrued expenses	(590)	(2,605)
Other	(2,284)	(1,378)
	3,228	4,774

Net cash provided by (used in) continuing operations	5,095	(5,252)
Net cash provided by discontinued operations	-	425
Net cash provided by (used in) operating activities	5,095	(4,827)

Cash flows from investing activities:
Capital expenditures of continuing operations	(1,948)	(7,535)
Proceeds from sale of assets	3	159

Net cash used in continuing operations	(1,945)	(7,376)
Net cash provided by discontinued operations	-	9,169
Net cash (used in) provided by investing activities	(1,945)	1,793

Cash flows from financing activities:
Net (repayments) borrowings on revolving loans	(365)	6,265
Decrease in book overdraft	(1,004)	(2,254)
Repayments of term loans	(1,529)	(2,172)

Net cash (used in) provided by financing activities	(2,898)	1,839

Effect of exchange rate changes on cash	(188)	(137)
Net increase (decrease) in cash	64	(1,332)
Cash, beginning of period	683	2,015
Cash, end of period	$747	$683

Reconciliation of free cash flow to GAAP Results:

Net cash provided by (used in) operating activities	$5,095	$(4,827)
Capital expenditures	(1,948)	(7,535)
Free cash flow	$3,147	$(12,362)